Filed Pursuant to Rule 424(b)(5)
Registration No. 333-222111

The information in this preliminary prospectus supplement is not complete and may be changed without notice. This preliminary prospectus supplement and the accompanying base prospectus do not constitute an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 4, 2019

Preliminary Prospectus Supplement

(To Prospectus dated December 15, 2017)

$

Baker Hughes, a GE company, LLC

Baker Hughes Co-Obligor, Inc.

    % Senior Notes due 2029

Baker Hughes, a GE company, LLC, a Delaware limited liability company (“BHGE LLC”), and Baker Hughes Co-Obligor, Inc., a Delaware corporation (the “Co-Obligor” and, together with BHGE LLC, the “Issuers”), are offering $             principal amount of our     % Senior Notes due 2029 (the “notes”). We intend to use the net proceeds of this offering for general corporate purposes, which includes the redemption of our 3.200% notes due August 15, 2021 (the “2021 notes”) in accordance with the indenture governing such notes, as well as to pay fees and expenses related thereto. See “Summary—Recent Developments—Redemption of 3.200% Senior Notes due 2021” and “Use of Proceeds.”

The notes will mature on                 , 2029. We will pay interest on the notes each                  and                 , beginning on                     , 20    . We may redeem, at our option, all or part of the notes at any time at the redemption price, described under “Description of the Notes —Optional Redemption.” There is no sinking fund for the notes.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other indebtedness from time to time outstanding that is not specifically subordinated in right of payment to the notes. The notes will be structurally subordinated to the indebtedness and all other obligations of our subsidiaries other than the Co-Obligor. For a more detailed description of the notes, see “Description of the Notes” beginning on page S-11 of this prospectus supplement.

Investing in our notes involves risks. You should carefully read and consider the “Risk Factors” beginning on page S-5 of this prospectus supplement and in our other filings with the Securities and Exchange Commission, or the SEC, incorporated by reference in this prospectus supplement or the accompanying prospectus before deciding to invest in our notes.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discount(2)		%	$
Proceeds, before expenses, to us		%	$

(1)	Plus accrued interest from , 2019, if settlement occurs after that date.
(2)	See “Underwriting” for a description of the compensation payable to the underwriters.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme, on or about                 , 2019 (which settlement cycle is herein referred to as T+    ).

Joint Book-Running Managers

BofA Securities	Morgan Stanley

                    , 2019.

PROSPECTUS SUPPLEMENT

PROSPECTUS

Neither we nor the underwriters have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. The underwriters are not offering to sell, nor soliciting offers to buy, the notes in any jurisdiction where an offer or sale is not permitted.

You should assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we incorporate by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-i

No action has been taken that would permit the offering, possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions relating to the offering or the possession or distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated December 15, 2017, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

S-ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf and does not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the section entitled “Risk Factors” and the financial statements and the related notes incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf, before you decide to invest in the notes.

Except where the context requires otherwise, all references in this prospectus supplement to “BHGE LLC” and to the “Company,” “we,” “us” or “our” are to Baker Hughes, a GE company, LLC and its subsidiaries, unless the context requires otherwise, and the “Issuers” refers to BHGE LLC and Baker Hughes Co-Obligor, Inc. and not to any of their respective subsidiaries.

The “Description of the Notes” section of this prospectus supplement contains more detailed information about the terms and conditions of the notes.

Baker Hughes, a GE company, LLC

We are an energy technology company with a diversified portfolio of technologies and services that span the entire energy value chain. We conduct business in more than 120 countries and employ approximately 68,000 employees as of September 30, 2019.

For a description of our business, financial condition, results of operations and other important information regarding BHGE LLC, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

The Combination of Baker Hughes Incorporated and GE Oil & Gas and Our Relationship with Baker

Hughes Company

BHGE LLC is the successor to Baker Hughes Incorporated, a Delaware corporation (“BHI”). Baker Hughes Co-Obligor, Inc., a Delaware corporation, is a wholly owned subsidiary of BHGE LLC.

On July 3, 2017, we completed the combination of the oil and gas business (“GE O&G”) of General Electric Company (“GE”) and BHI (such combination, the “Combination Transactions”), pursuant to which substantially all of the business of GE O&G and of BHI was transferred to BHGE LLC. In connection with the Combination Transactions, we entered into and are governed by an Amended and Restated Limited Liability Company Agreement, dated as of July 3, 2017 (the “BHGE LLC Agreement”). Under the BHGE LLC Agreement, EHHC Newco, LLC (“EHHC”), a wholly owned subsidiary of Baker Hughes Company (“Baker Hughes”), is our sole managing member and Baker Hughes is the sole managing member of EHHC. As our managing member, EHHC conducts, directs and exercises full control over all our activities, including our day-to-day business affairs and decision-making, without the approval of any other member. As such, EHHC is responsible for all our operational and administrative decisions and the day-to-day management of our business. GE owns approximately 36.8% of our common units and Baker Hughes (directly and indirectly through its wholly owned subsidiaries) owns approximately 63.2% of our common units.

We and Baker Hughes are two separate entities, and Baker Hughes will not guarantee the notes offered hereby or otherwise have any obligations with respect to the notes offered hereby or the indenture governing them. Similarly, GE will not guarantee the notes offered hereby or otherwise have any obligations with respect to the notes offered hereby or the indenture governing them.

Organizational Structure

Baker Hughes conducts and exercises full control over all activities of BHGE LLC without the approval of any other member. As noted above, GE owns approximately 36.8% of our common units and Baker Hughes (directly and indirectly through its wholly owned subsidiaries) owns approximately 63.2% of our common units.

Recent Developments

Redemption of 3.200% Senior Notes due 2021 (the “2021 notes”)

On October 9, 2019, we issued a notice of redemption to the holders of our 2021 notes, notifying such holders that we intend to redeem all of the outstanding 2021 notes on November 7, 2019. We intend to use the net proceeds from this offering and cash on hand to fund the redemption. The redemption price of our 2021 notes will be calculated in accordance with the terms of the indenture governing such 2021 notes. As of October 8, 2019, the aggregate outstanding principal amount of our 2021 notes was approximately $513 million. This prospectus supplement is not a notice to redeem our 2021 notes, and the completion of this offering is not conditioned upon redemption of our 2021 notes.

Corporate Information

Our principal executive offices are located at 17021 Aldine Westfield Road, Houston, Texas 77073, and our telephone number is (713) 439-8600.

The Offering

Issuers	Baker Hughes, a GE company, LLC, a Delaware limited liability company, and Baker Hughes Co-Obligor, Inc., a Delaware corporation.

Securities Offered	$ aggregate principal amount of % Senior Notes due 2029.

Maturity Date	, 2029.

Interest Payment Dates	We will pay interest on the notes on and of each year, beginning on , 20 . Interest on the notes will accrue from , 2019.

Ranking	The notes:

•	are unsecured;

•	rank equally in right of payment with all of the applicable Issuer’s existing and future senior indebtedness;

•	are senior in right of payment to any future subordinated indebtedness of the applicable Issuer;

•	are effectively junior to the applicable Issuer’s future secured indebtedness, if any; and

•	are structurally subordinated to all existing and future indebtedness and all other obligations of the applicable Issuer’s subsidiaries.

As of September 30, 2019, after giving effect to this offering and the use of proceeds thereof as described in “Use of Proceeds” and “Capitalization,” we would have had $ million of total long-term unsecured indebtedness, $321 million of which would be indebtedness of our subsidiaries other than the Co-Obligor (representing primarily the remaining carrying value of the 8.55% debentures due June 2024 and our capital leases), excluding intercompany indebtedness.

Sinking Fund	None.

Guarantees	The notes will not be guaranteed by any of our subsidiaries.

Optional Redemption	At any time or from time to time prior to , 2029, we may redeem, at our option, all or part of the notes at the redemption price described under “Description of the Notes—Optional Redemption,” together with accrued and unpaid interest.

At any time or from time to time on or after , 2029, we may redeem, at our option, all or part of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest. See “Description of the Notes—Optional Redemption.”

Listing	The notes will not be listed on any securities exchange or automated quotation system.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability to take certain actions, including, but not limited to, the creation of certain liens securing debt, the entry into certain sale-leaseback transactions and engaging in certain merger, consolidation and asset sale transactions. The terms of the indenture do not limit our ability to incur additional indebtedness, senior, structurally senior or otherwise. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	We estimate that we will receive net proceeds from the offering of approximately $ , after deduction of the underwriters’ discounts and estimated expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, which includes the redemption of our 2021 notes in accordance with the indenture governing such notes, as well as to pay fees and expenses related thereto. See “Summary—Recent Developments—Redemption of 3.200% Senior Notes due 2021” and “Use of Proceeds.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The indenture is, and the notes will be, governed by the laws of the State of New York.

Additional Issuances	We may, at any time, without the consent of the holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as such notes.

No Prior Market	The notes will be a new issue of securities for which there is currently no market. We have not applied for and do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Risk Factors	Investing in our notes involves risks. You should carefully read and consider the “Risk Factors” beginning on page S-5 of this prospectus supplement and in our other filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in the notes involves risks. You should consider carefully the risk factors included below, as well as those included in the section entitled “Risk Factors” included in the Prospectus, together with all of the other information included in, or incorporated by reference into, this prospectus supplement when evaluating an investment in the notes.

Risks Relating to the Notes

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and other commitments, including our obligations under the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to service our debt, including our obligations under the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	raising additional capital.

However, we cannot assure you that we will be able to obtain alternative financing or that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Because a significant portion of our operations is conducted through our subsidiaries, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

A significant portion of our operations is conducted through our subsidiaries, and the Co-Obligor has only nominal assets and does not conduct any operations. As a result, our ability to service our debt is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of our non-U.S. subsidiaries to remit money to us.

The claims of holders of the notes will be structurally subordinated to claims of creditors of our subsidiaries other than the Co-Obligor.

Our subsidiaries are separate and distinct legal entities and holders of the notes will not have any claim on our subsidiaries other than the Co-Obligor. Our right to receive any assets of any of our subsidiaries upon the insolvency, liquidation or reorganization of any of our subsidiaries, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors.

As of September 30, 2019, after giving effect to this offering and the use of proceeds thereof as described in “Use of Proceeds” and “Capitalization,” we would have had $            million of total long-term unsecured indebtedness, $321 million of which would be indebtedness of our subsidiaries other than the Co-Obligor (representing primarily the remaining carrying value of the 8.55% debentures due June 2024 and our capital leases), excluding intercompany indebtedness. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinated to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries would be senior to that held by us.

The indenture does not contain provisions that would afford holders of the notes protection in the event of a transfer of assets to a subsidiary or incurrence of unsecured debt by that subsidiary.

The notes will be effectively subordinated to all of our secured debt.

The notes will rank equally in right of payment with all of our other existing and future senior debt. The notes will not be secured by any of our property or assets. Thus, by owning the notes, holders of the notes will be our unsecured creditors. The indenture governing the notes described in this prospectus supplement will, subject to some limitations, permit us to incur secured indebtedness, and the notes will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the collateral securing such indebtedness. As of September 30, 2019, we had no outstanding secured indebtedness. However, we do have obligations under capital leases of approximately $192 million as of September 30, 2019.

The negative covenants in the indenture that governs the notes provide limited protection to holders of the notes.

The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to create certain liens, enter into certain sale and lease-back transactions, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person. The limitation on liens and limitation on sale and lease-back covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to certain assets. See “Description of the Notes—Certain Covenants.” In light of these exceptions, holders of the notes may be structurally or effectively subordinated to new lenders.

Despite our and our subsidiaries’ current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness. In addition, the indenture governing the notes does not limit our ability to take actions that could have the effect of diminishing our ability to make payments on the notes when due.

Neither we nor our subsidiaries are restricted under the terms of the notes from incurring additional indebtedness. In addition, the limited covenants applicable to the notes do not require us or our subsidiaries to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability and the ability of our subsidiaries to recapitalize, pay dividends, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, neither we nor our subsidiaries are restricted by the terms of the notes from repurchasing equity securities or any subordinated indebtedness that we or they may incur in the future.

The terms of the notes will not protect you in the event of highly leveraged transactions or a change of control.

The terms of the notes will not afford you protection in the event of certain highly leveraged transactions or a change of control that may adversely affect you. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. If any such transaction were to occur, the value of your notes could decline.

Your ability to transfer the notes may be limited by the absence of a trading market for the notes.

There is no established trading market for the notes and we have no plans to list the notes on a securities exchange. We have been advised by certain of the underwriters that they presently intend to make a market in the notes; however, no underwriter is obligated to do so. Any market making activity, if initiated, may be discontinued at any time, for any reason, without notice. If the underwriters cease to act as market makers for the notes for any reason, we cannot assure you that another firm or person will make a market in the notes. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market may not develop for the notes.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs. Neither we, the trustee nor any initial purchaser undertakes any obligation to maintain the ratings or to advise holders of notes of any change in ratings.

FORWARD-LOOKING STATEMENTS

We have made in this prospectus supplement, in the accompanying prospectus and in the documents incorporated herein by reference, and may from time to time otherwise make in other public filings, press releases and discussions with our management, “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than historical facts, including statements regarding the presentation of our operations in future reports and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, the risk factors identified in the “Risk Factors” section of the Annual Report, the Quarterly Reports and those set forth from time-to-time in other filings by BHGE LLC with the SEC. These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov. Information that you may find on our website is not part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only.

USE OF PROCEEDS

We intend to use the net proceeds of this offering for general corporate purposes, which includes the redemption of our 2021 notes, as well as to pay fees and expenses related thereto. We notified the holders of such notes regarding the redemption on October 9, 2019. See “Summary—Recent Developments—Redemption of 3.200% Senior Notes due 2021.”

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and our capitalization as of September 30, 2019:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) the completion of this offering and (ii) our application of the estimated proceeds from this offering in the manner described in “Use of Proceeds,” including the redemption of our 2021 notes.

You should read this table in conjunction with our Quarterly Report Form 10-Q for the fiscal quarter ended September 30, 2019, which is incorporated by reference into this prospectus supplement.

	As of September 30, 2019
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents(1)	$2,804	$

Short-term debt and current portion of long-term debt:
Short-term debt(2)	694		694
Total short-term debt and current portion of long-term debt(2)	694		694

Total long-term debt:
3.200% Senior Notes due August 2021	520		—
2.773% Senior Notes due December 2022	1,246		1,246
8.55% Debentures due June 2024	128		128
3.337% Senior Notes due December 2027	1,343		1,343
6.875% Notes due January 2029	290		290
5.125% Senior Notes due September 2040	1,303		1,303
4.080% Senior Notes due December 2047	1,337		1,337
% Notes due 2029 offered hereby	—
Other long-term debt	146		146

Total long-term debt	6,313

Total debt	7,008

Total equity	34,343

Total capitalization	$41,351	$

(1)	Cash and cash equivalents include $528 million of cash held on behalf of GE at September 30, 2019.
(2)	Short-term debt includes $647 million of debt held on behalf of GE at September 30, 2019.

DESCRIPTION OF THE NOTES

Our predecessor, Baker Hughes Incorporated, a Delaware corporation (“BHI”), entered into an indenture, dated as of October 28, 2008 (the “Original Indenture”), between BHI and The Bank of New York Mellon Trust Company, N.A., as trustee (herein called the “Trustee”). In connection with the combination of BHI and GE O&G, BHI converted into a Delaware limited liability company and changed its name to Baker Hughes, a GE company, LLC, and succeeded to the obligations of BHI under the indenture. In addition, on July 3, 2017, Baker Hughes, a GE company, LLC, Baker Hughes Co-Obligor, Inc., a Delaware corporation and a wholly owned subsidiary of Baker Hughes, a GE company, LLC and the Trustee entered into the Second Supplemental Indenture pursuant to which Baker Hughes, a GE company, LLC and Baker Hughes Co-Obligor, Inc. agreed to be jointly and severally liable with respect to the obligations of the Company under the indenture. We refer to the Original Indenture, as previously supplemented, as the “Base Indenture.”

The     % Notes due 2029 (the “notes”) offered hereby will be issued under the Base Indenture, as supplemented by a supplemental indenture to be dated                 , 2019 establishing the terms of the notes (as so supplemented, together with the Base Indenture, the “Indenture”). The terms of the notes will be those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The following is a summary of the material provisions of the notes and the Indenture and is qualified in its entirety by the provisions of the Indenture and the notes, including definitions of terms used therein. Because this description is only a summary, you should refer to the Base Indenture and the supplemental indenture, for a complete description of our obligations and your rights. A copy of the Indenture may be obtained from us and is available for inspection during normal business hours at the office of the Trustee. The Base Indenture was also filed as an exhibit to BHI’s Current Report on Form 8-K dated October 29, 2008, which is on file with the SEC and can be reviewed on the SEC’s website by going to www.sec.gov. Certain terms used but not defined herein shall have the meanings given to them in the Indenture or the notes, as the case may be.

As used in this description of the notes, (i) the terms “Company,” “we,” “us” and “our” refer solely to Baker Hughes, a GE company, LLC and not to any of its subsidiaries or affiliates, (ii) the term “Co-Obligor” refers to Baker Hughes Co-Obligor, Inc. and (iii) the term “Issuers” refers collectively to the Company and the Co-Obligor.

General

The notes will mature on                     , 2029 and will constitute part of the senior debt of each of the Issuers. The Indenture and the notes do not limit the Issuers’ ability to incur other indebtedness or to issue other securities. Also, other than to the limited extent set forth below, the Issuers are not subject to financial or similar restrictions by the terms of the notes.

The notes will be issued under the Indenture. The Indenture provides for the issuance by the Company from time to time of one or more series of debt securities with varying maturities and other terms. As of September 30, 2019, there were five series of debt securities outstanding under the Base Indenture aggregating $4,698 million in principal amount. The Co-Obligor is jointly and severally liable, as a primary obligor and not as a guarantor or surety, with respect to all payment obligations on the notes, including the due and punctual payment of principal (and premium, if any) and interest on the notes and all other obligations of the Company under the Indenture.

We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the issue date, public offering price and, in certain cases, interest accrual date. Any additional notes having such similar terms, together with the previously issued notes, will constitute a single series of notes under the Indenture.

The notes will be issued in fully registered form without coupons, in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000. The notes will be initially issued only in book-entry form and represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (the “Depositary” or “DTC”), which will be the holder of all the notes represented by any global security. Those who own beneficial interests in a global security will do so through participants in the DTC’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of DTC and its participants. References to “holders” in this section mean those who own notes registered in their own names, on the books that we or the Trustee maintains for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through DTC. See “—Book-Entry System; Delivery and Settlement.”

Ranking

The notes will rank equally in right of payment with all other unsubordinated indebtedness of each of the Issuers. The notes will not be secured by any of the Issuers’ properties or assets. Our subsidiaries are separate and distinct legal entities and holders of the notes will not have any claim on our subsidiaries other than the Co-Obligor. Our right to receive any assets of any of our subsidiaries upon the insolvency, liquidation or reorganization of any of our subsidiaries, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. The Co-Obligor conducts no business and has no operations other than as necessary to serve as co-obligor in respect of debt securities of the Company.

As of September 30, 2019, after giving effect to this offering and the use of proceeds thereof as described in “Use of Proceeds” and “Capitalization,” the Company and its subsidiaries would have had $             million of total long-term unsecured indebtedness, $321 million of which would be indebtedness of our subsidiaries other than the Co-Obligor (representing primarily the remaining carrying value of the 8.55% debentures due June 2024 and our capital leases), excluding intercompany indebtedness. In addition, even if the Company is a creditor of any of its subsidiaries, its rights as a creditor would be subordinated to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries would be senior to that held by the Company.

Sinking Fund

There is no provision for a sinking fund for the notes.

Payments on the Notes; Paying Agent

So long as the notes are in global form, principal of and premium, if any, and interest on the notes will be payable through DTC in accordance with the applicable policies of DTC as in effect from time to time.

Under those policies, we will pay directly to DTC, or its nominee, and not to any indirect owner who owns beneficial interests in the global security. An indirect owner’s right to receive those payments will be governed by the rules and practices of DTC and its participants. Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their notes.

If any certificated notes are issued in the future, payment on such notes may be made, and the transfer of such notes will be registrable, at the corporate trust office of The Bank of New York Mellon in New York City; provided, however, that payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the notes register and all other payments will be made by check against surrender of notes. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We must notify the Trustee of changes in the paying agents. Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the Trustee, any other paying agent or anyone else.

Interest

The notes will bear interest at the rate of     % per annum from                 , 2019, or from the most recent interest payment date to which interest has been paid or provided for. Interest on the notes will be payable semiannually on                  and                 , commencing                     , 20    to the person in whose name such note is registered at the close of business on the immediately preceding                and     (whether or not a Business Day).

Interest payable at the maturity of the notes will be payable to the Person in whose name the note is registered at the close of business on the Regular Record Date for such interest. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date falls on a day that is not a Business Day, the interest payment will be made on the next day that is a Business Day with the same force and effect as if made on such interest payment date, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a Business Day, the payment of interest, premium, if any, and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the interest payment date or the date of maturity, as the case may be.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

Optional Redemption

The notes will be redeemable, in whole or in part, at any time or from time to time, at the option of the Company, at a redemption price equal to:

(x)    if the redemption date is prior to                     , 2029 (the date three months prior to the stated maturity of the notes (the “Par Call Date”)), the greater of (i) 100% of the principal amount of the notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if such notes matured on the Par Call Date from the redemption date to the Par Call Date (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                basis points; or

(y)    if the redemption date is on or after the Par Call Date, 100% of the principal amount of notes,

plus, in each case, any interest accrued but not paid to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of such notes to be redeemed (assuming, for this purpose, that such notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means with respect to any redemption date for the notes (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of BofA Securities, Inc. and Morgan Stanley & Co. LLC and their respective successors and two other nationally recognized investment banking firms that are primary United States Government securities dealers (a “Primary Treasury Dealer”) specified from time to time by us provided, however, that if any shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third Business Day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date for the notes, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

The Company will appoint a calculation agent to calculate the present value, if applicable, in the case of a redemption as described above.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis. No notes of $2,000 or less can be redeemed in part. Notices of redemption will be delivered at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a covenant defeasance or legal defeasance with respect to the notes or a satisfaction and discharge of the Indenture with respect to the notes. A notice of redemption need not set forth the exact redemption price but only the manner of calculation thereof.

The Company is not prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise. Notes that we purchase may not be resold.

Certain Covenants

Except for the limitations on secured debt and Sale and Leaseback Transactions described below, the Indenture and notes do not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us.

Restriction on Liens. So long as any of the notes remain outstanding, the Company will not, and will not permit any Restricted Subsidiary (as defined below in “—Definitions of Certain Terms”) to issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“debt”) if that debt is secured by a mortgage on any Principal Property (as defined), or on any shares of stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares of stock or indebtedness is now owned or hereafter acquired), without in any such case effectively providing that the notes shall be secured equally and ratably with or prior to such debt until such time as such debt is no longer so secured by such mortgage. This restriction, however, shall not apply to:

•	mortgages on property of any corporation or other Person existing at the time such corporation or other Person becomes a Restricted Subsidiary;

•

mortgages on property of a corporation or other Person existing at the time that corporation or other Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, transfer, conveyance or the disposition of all or substantially all of the properties or assets of that corporation or other Person to the Company or a Restricted Subsidiary;

•

mortgages on any property the Company or any Restricted Subsidiary acquires, constructs, develops, expands or improves that secure debt issued, assumed or guaranteed (or issued, assumed or guaranteed pursuant to a commitment entered into) prior to, at the time of or within 12 months after the acquisition or completion of construction, development, expansion or improvement of the property (or, in the case of property constructed, developed, expanded or improved, if later, the commencement of commercial operation of the property) for the purpose of financing all or any part of the purchase price of the property or the cost of the construction or improvement (together with, in the case of construction, development, expansion or improvement, mortgages on property previously owned by the Company or any Restricted Subsidiary to the extent constituting unimproved real property on which the property being constructed, developed or expanded or the improvement is located);

•	mortgages securing debt owing by the Company or any Restricted Subsidiary to the Company or another Restricted Subsidiary;

•

mortgages on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure any debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction, development, expansion or improvement of the property subject to such mortgages or to secure partial, progress, advance or other payments pursuant to the provisions of any contracts, statute, law, rule or regulation;

•	mortgages incurred in connection with pollution control, industrial revenue or similar financings;

•

mortgages incurred or deposits made (including mortgages and deposits securing letters of credit or similar financial assurance) to secure the performance of or in connection with bids, tenders, statutory, governmental or private contractual or other obligations, surety, performance, completion, appeal or similar bonds, leases, return-of-money bonds and other obligations similar to any of the foregoing, in each case in the ordinary course of business;

•

mortgages arising by operation of law, including but not limited to mortgages for taxes, assessments or similar charges that are not yet due or the validity of which is being contested in good faith by appropriate proceedings;

•	mortgages existing at the date of the original issuance of the notes;

•	mortgages on inventory to secure current liabilities of debt; and

•

any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the clauses immediately above if the amount of debt secured by the extended, renewed or replacement mortgage does not exceed the amount of the debt refinanced (plus accrued interest and premiums with respect thereto) plus transaction expenses related thereto and such mortgage is limited to the property secured by the original mortgage plus improvements thereon.

There is an additional exception as described below under “10% Basket Amount.”

Restriction on Sale and Leaseback Transactions. So long as any of the notes remain outstanding, the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction (as defined below) of any Principal Property unless (a) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee debt secured by a mortgage upon the Principal Property involved in an amount at least equal to the Attributable Debt (as defined below) for that transaction without equally and ratably securing the notes, (b) an amount in cash equal to the Attributable Debt for that transaction is applied prior to, at the time of or within 12 months after that transaction to the retirement of notes or other debt of the Company or debt of a Restricted Subsidiary, which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after its creation and, which in the case of such debt of the Company, is not subordinate in right of payment to the notes or (c) prior to, at the time of or within 12 months after such transaction, the Company or a Restricted Subsidiary uses an amount equal to the Attributable Debt for the purchase of any asset or any interest in an asset which would qualify, after purchase, as a Principal Property.

This covenant does not apply to any Sales and Leaseback Transaction (i) entered into in connection with an industrial revenue, pollution control or similar financing or any Sale and Leaseback Transaction or (ii) in which the only parties involved are the Company and any Subsidiary or Subsidiaries. When calculating the amount of Attributable Debt, we will exclude any Attributable Debt for these Sale and Leaseback Transactions.

There is an additional exception as described below under “10% Basket Amount.”

10% Basket Amount. In addition to the exceptions described above under “Restriction on Liens” and “Restriction on Sale and Leaseback Transactions,” the Indenture allows additional debt secured by mortgages and additional Sale and Leaseback Transactions otherwise prohibited by (and not permitted under the exceptions to) the covenants described above under such sections as long as the total of such debt secured by mortgages plus the Attributable Debt in respect of such Sale and Leaseback Transactions does not exceed 10% of Consolidated Net Worth (as defined below).

Definitions of Certain Terms. For purposes of the foregoing covenants, the following definitions are applicable:

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, as of the time of determination, the total obligation, discounted to present value at the annual rate equal to the discount rate which would be applicable to a capital lease obligation with a similar term in accordance with generally accepted accounting principles, of a lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease with respect to such Sale and Leaseback Transaction.

“Consolidated Net Worth” means the amount of total equity shown in the Company’s most recent quarterly statement of financial position.

“Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation or construction equipment or other like depreciable assets of the Company or of any Restricted Subsidiary, whether now owned or hereafter acquired, unless, in the opinion of our Board of Directors, such plant or facility or other asset is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” means:

•	any Subsidiary of the Company that owns, indirectly through ownership of another Subsidiary of the Company, a Principal Property located in the United States or Canada; or

•	the Co-Obligor and any other Subsidiary of the Company that the Company designates as a Restricted Subsidiary.

“Sale and Leaseback Transaction” means any arrangement with any Person under which the Company or any Restricted Subsidiary leases for a term of more than three years any Principal Property that the Company or any Restricted Subsidiary has sold or transferred or will sell or transfer to that Person. This term excludes leases of any Principal Property the Company or any Restricted Subsidiary acquires or places in service within 180 days prior to the arrangement.

“Subsidiary” means any Person a majority of the combined voting power of the total outstanding ownership interests in which is, at the time of determination, beneficially owned or held, directly or indirectly, by the Company or one or more other Subsidiaries. For this purpose “voting power” means power to vote in an ordinary election of directors (or, in the case of a Person that is not a corporation, ordinarily to appoint or approve the appointment of Persons holding similar positions), whether at all times or only as long as no senior class of ownership interests has such voting power by reason of any contingency.

Mergers, Consolidations and Sale of Assets. So long as the notes remain outstanding, the Company will not consolidate with or merge into any other corporation or other entity or sell, convey, transfer or lease all or substantially all of its properties and assets to another corporation or other entity, unless:

•

either: (a) the Company is the surviving entity; or (b) the entity formed by or surviving any such consolidation or merger or to which such sale, transfer, conveyance or lease has been made is a corporation, limited liability company, partnership or trust organized under the laws of the United States, any state thereof or the District of Columbia;

•

the entity formed by or surviving any such consolidation or merger (if other than the Company) or the entity to which such sale, transfer, conveyance or lease has been made expressly assumes all of the obligations of the Company under the Indenture and the notes governed thereby pursuant to agreements reasonably satisfactory to the Trustee;

•	the Company or the successor will not immediately be in default under the Indenture; and

•

the Company delivers an officers’ certificate and opinion of counsel to the Trustee stating that such consolidation, merger, sale, conveyance, transfer or lease complies with the Indenture and that all conditions precedent set forth in the Indenture have been complied with.

If the conditions described above are satisfied with respect to the notes, we will not need to obtain the approval of the holders of the notes in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if the Company wishes to merge or consolidate with another entity or sell all or substantially all of its assets to another entity. The Company will not need to satisfy these conditions if the Company or its subsidiaries enter into other types of transactions, including any transaction in which the Company or its subsidiaries acquire the stock or assets of another entity, any transaction that involves a change of control of the Company but in which the Company does not merge or consolidate and any transaction in which the Company sells less than substantially all its assets. If the conditions described above are satisfied with respect to the notes, each of the Company and the Co-Issuer will be released from all its liabilities and obligations under the notes and the Indenture with respect to the notes, except in the case of a lease.

SEC Reports; Financial Information. So long as any notes remain outstanding, the Company will file with the Trustee copies, within 15 days after the Company has filed the same with the SEC, of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. The Company will also comply with Section 314(a) of the Trust Indenture Act. Any document or report that we have filed with the SEC and that is publicly accessible on the SEC’s EDGAR system will be deemed filed with the Trustee for purposes of this provision.

Modifications and Waivers

There are three types of changes we can make to the Indenture and the notes.

First, there are changes that cannot be made without the approval of each holder of a note affected by the change, including, among others:

•	changing the stated maturity for any principal or interest payment on any note;

•	reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for any note;

•	changing the currency of any payment on any note;

•	changing the place of payment on any note;

•	impairing a holder’s right to sue for payment of any amount due on its note;

•

reducing the percentage in principal amount of the notes, taken separately or together with any other affected debt securities, as applicable, the approval of the holders of which is needed to change the Indenture or the notes waive our compliance with the Indenture or to waive defaults; and

•

changing the provisions of the Indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected note.

The second type of changes does not require any approval by holders of the notes and are limited to clarifications and changes, including:

•	changes that would not adversely affect the notes in any material respect;

•	to evidence the succession of another person to the Company and the assumption by such successor of the covenants of the Company in the Indenture and the notes;

•	to add to the covenants of the Issuers or any other obligor for the benefit of holders of the notes or surrender any right or power under the Indenture conferred upon the Issuers;

•	to add any additional events of default for the benefit of the holders of the notes;

•	changes that affect only debt securities to be issued after the changes take effect;

•	to secure the notes;

•	to add a guarantee to the notes;

•

to evidence and provide for the acceptance of appointment by a successor Trustee or to add or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by multiple Trustees or the removal of one or more of the Trustees;

•

to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this clause shall not adversely affect the interests of holders of notes in any material respect;

•

to conform the text of the Indenture or the terms of the notes to this ‘‘Description of the Notes’’ to the extent that such provision in that “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture or the notes;

•	changes to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

•	changes to provide for the issuance of additional notes in accordance with the Indenture; and

•

changes or waivers that do not adversely affect the notes, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holders of any notes; we need only obtain any required approvals from the holders of a majority of the affected debt securities.

Third, approval from the holders of a majority in principal amount of the notes would be required for us for the purpose of adding any provisions to (unless specifically included in the second type of changes described above) or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders under the Indenture, subject, in each case to the approval requirements of changes of the first type described above. Our covenants include the agreements we make about merging or selling substantially all of our assets, which we describe above under “—Certain Covenants—Mergers, Consolidations and Sale of Assets.” If the holders approve a waiver of a covenant, we will not have to comply with such covenant.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the notes or request a waiver.

Only holders of outstanding notes will be eligible to take any action under the Indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the Trustee an instruction with respect to the notes. Also, we will count only outstanding notes in determining whether the various percentage requirements for taking action have been met. Any notes owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the Indenture. In certain limited circumstances, only the Trustee will be entitled to set a record date for action by holders. If we or the Trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the Trustee specifies if it sets the record date. We or the Trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any notes represented by global securities may be set in accordance with procedures established by the depository from time to time. Accordingly, record dates for notes represented by global securities may differ from those for other notes.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to the notes occurs and is continuing, as described in this subsection.

Events of Default

An event of default means any of the following with respect to the notes:

•	the Issuers do not pay the principal or any premium on such notes on the due date;

•	the Issuers do not pay interest on such notes within 30 days after the due date;

•

we remain in breach of our covenants regarding secured debt, sales and leasebacks or mergers or sales of substantially all of our assets or any other covenant we make in the Indenture for the benefit of the holders of the notes (other than a covenant that has been included in the Indenture solely for the benefit of another debt securities that does not constitute a part of the notes), for 90 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the Trustee or the holders of at least 25% in principal amount of the notes; or

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur.

Remedies if an Event of Default Occurs

If an event of default has occurred with respect to the notes and has not been cured or waived, the Trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the entire principal amount of such notes to be due immediately. If the event of default occurs because of events of bankruptcy, insolvency or reorganization relating to the Company, the entire principal amount of the notes will be automatically accelerated, without any action by the Trustee or any holder.

Each of the situations described above is called an acceleration of the stated maturity of the notes. If the stated maturity of the notes is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the notes may cancel the acceleration.

The Indenture governing the notes does not contain a so-called “cross-acceleration” event of default with respect to the Issuers’ other debt, and the absence of such an event of default in the Indenture could disadvantage holders of the outstanding notes by preventing the Trustee from pursuing remedies under the Indenture at a time when the Issuers’ other creditors may be exercising remedies under such other debt.

If an event of default occurs, the Trustee will have special duties. In that situation, the Trustee will be obligated to use those of its rights and powers under the Indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability. This is called an indemnity. If the Trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee with respect to such notes. These majority holders of notes may also direct the Trustee in performing any other action under the Indenture with respect to such notes.

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, all of the following must occur:

•	the holder of your note must give the Trustee written notice that an event of default has occurred with respect to the notes, and the event of default must not have been cured or waived;

•

the holders of not less than 25% in outstanding principal amount of the notes must make a written request that the Trustee take action because of the default, and they or other holders must offer to the Trustee indemnity reasonably satisfactory to the Trustee against the cost and other liabilities of taking that action;

•	the Trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in outstanding principal amount of the notes must not have given the Trustee directions that are inconsistent with the written request of the holders of not less than 25% in outstanding principal amount of such notes.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your note on or after its stated maturity (or on or after its redemption date). You may not enforce the Indenture or the notes of a series except as provided in the Indenture and under the TIA.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the notes may waive a default for all notes. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your note, however, without the approval of the particular holder of that note.

Annual Information about Defaults to the Trustee

We will furnish to the Trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the Indenture and the notes, or else specifying any default under the Indenture.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture. If we deposit with the Trustee funds or government securities, sufficient to make payments on the notes on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to such notes (“legal defeasance”); or

•	we will be discharged from any covenants we make in the Indenture for the benefit of such notes and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any of the notes, the holders will not be entitled to the benefits of the Indenture, except for our obligations to register the transfer or exchange of such notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive. In the case of either legal defeasance or covenant defeasance, the Co-Obligor will be released to the same extent as the Company.

We will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

In addition, we may satisfy and discharge all our obligations under the Indenture with respect to the notes, other than our obligation to register the transfer of and exchange the notes, provided that we either:

•	deliver all outstanding notes to the Trustee for cancellation; or

•

all notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of the notes, including interest to the stated maturity or applicable redemption date.

Notices

Notices to be given to holders of a global security will be given only to the depository, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of any notes not in global form will be sent by mail to the respective addresses of the holders as they appear in the Trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is acting as trustee under the Indenture. At all times, the Trustee must comply with all applicable requirements under the TIA.

Governing Law

The Indenture and the notes will be governed by New York law.

Book-Entry System; Delivery and Settlement

The notes will be issued in the form of one or more fully registered Global Notes (the “Global Notes”) which will be deposited with, or on behalf of the Depositary and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary.

Investors may elect to hold interests in the Global Notes through the Depositary, Clearstream Banking, societe anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”). Except as described below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary advises us as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers (“Clearstream Customers”) and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry transfers between their accounts. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer.

Distributions with respect to the notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

The Euroclear Operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Individual certificates in respect of the notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies the Issuers that it is unwilling or unable to continue as a clearing system in connection with the Global Notes, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by the Issuers within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, the Issuers will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In the event that individual certificates are issued, holders of the notes will be able to receive payments (including principal and interest) on the notes and effect transfer of the notes at the offices of the Issuers’ paying agent and transfer agent.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

The information in this section concerning DTC, Clearstream and Euroclear and the respective operations and procedures thereof has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European, international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of interests in the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Clearstream Customers or

Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of owning and disposing of notes purchased in this offering at the “issue price,” which is the first price at which a substantial amount of the notes is sold to the public, and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, as well as differing tax consequences that may apply if you are, for instance:

a bank or other financial institution;

a regulated investment company;

a dealer or trader in securities that uses a mark-to-market method of accounting;

holding notes as part of a “straddle” or integrated transaction;

a U.S. expatriate;

a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

a person required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to its financial statements under Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”);

a tax-exempt entity;

an insurance company;

a real estate investment trust; or

a partnership or other pass-through entity for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note and are:

a citizen or individual resident of the United States;

a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Stated interest on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal the cost of your note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which is treated as described under “Payments of Interest” above.

Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the note has been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers may be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

a nonresident alien individual;

a foreign corporation; or

a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a note.

Payments on the Notes

Subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA,” payments of principal and interest on the notes by the Issuers or any paying agent to you will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest on the notes, you do not own, directly, indirectly or constructively, ten percent or more of the capital or profits interests in BHGE LLC or Co-Obligor;

you are not a controlled foreign corporation related (actually or constructively) to BHGE LLC or Co-Obligor;

you certify on a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form), under penalties of perjury, that you are not a United States person; and

it is not effectively connected with your conduct of a trade or business in the United States as described below.

If you cannot satisfy one of the first three requirements described above and interest on the notes is not exempt from withholding because it is effectively connected with your conduct of a trade or business in the

United States as described below, payments of interest on the notes will be subject to withholding tax at a rate of 30%, or the rate specified by an applicable income tax treaty (provided that you will provide an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an applicable income tax treaty).

Sale or Other Taxable Disposition of the Notes

Subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of notes, unless the gain is effectively connected with your conduct of a trade or business in the United States as described below, although any amounts attributable to accrued interest will be treated as described above under “Payments on the Notes.”

Effectively Connected Income

If interest or gain on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation, and the applicability of any income tax treaties.

Backup Withholding and Information Reporting

If you are a U.S. Holder, information returns are required to be filed with the IRS in connection with payments on the notes and proceeds received from a sale or other disposition of the notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments in respect of your notes unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption.

If you are a Non-U.S. Holder, information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. Such withholding may also apply to payments of proceeds of sales or redemptions of the notes, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisers regarding the effects of FATCA (including any applicable intergovernmental agreement) on their investment in the notes. In the event that any FATCA withholding were imposed with respect to payments on the notes, no person would be required to pay any additional amounts or indemnify any person as a result thereof.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom BofA Securities, Inc. and Morgan Stanley & Co. LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the aggregate principal amount of notes indicated below:

Name	Principal Amount of Notes
BofA Securities, Inc.	$
Morgan Stanley & Co. LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes to be sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, under certain circumstances, the underwriting agreement may be terminated.

We and the underwriters have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments we or the underwriters may be required to make in respect of those liabilities.

The following table shows the per note and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Per Note		Total
Public offering price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us		%	$

Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and dealers may re-allow, a concession not in excess of     % of the principal amount of the notes, to other dealers. After the initial offering, the public offering price, concession or any other term of the offering of notes may be changed.

We estimate that the total expenses of this offering payable by us, including offering, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $             million.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We have not applied for and do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes as permitted by applicable laws and regulations. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Short Positions and Penalty Bids

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Overallotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, affiliates of certain of the underwriters are lenders under our revolving credit facility. No amounts are currently outstanding under such facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Settlement

We expect that delivery of the notes will be made to investors on                     , 2019, which will be the                business day following the date of pricing of the notes (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the initial trade date of the notes or the following                business days will be required, by virtue of the fact that the notes initially will settle in T+     , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the

Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

France

Neither this prospectus supplement nor any other offering material relating to the notes offered by this prospectus supplement has been and will not be submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

(a)	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

(b)	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

(a)

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case acting for their own account, or otherwise in circumstances in which no offer to the public occurs, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)

in a transaction that, in accordance with Article L.411-2-I-1°-or-2° -or 3° of the French Code monétaire et financier and Article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (offre au public).

The notes may not be distributed directly or indirectly to the public except in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier and applicable regulations thereunder.

Hong Kong

The notes offered by this prospectus supplement have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes offered by this prospectus supplement may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the notes offered by this prospectus supplement.

Accordingly, the notes have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the notes offered by this prospectus supplement may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act. The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under

Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Switzerland

The notes offered by this prospectus supplement may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and any offers of notes have not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or “CISA.” The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

China

This prospectus supplement does not constitute a public offer of notes, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The notes are not being offered or sold directly or indirectly in the PRC to or for the benefit of legal or natural persons of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the notes or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated and combined financial statements of Baker Hughes, a GE company, LLC as of December 31, 2018 and 2017, and for each of the years in the two-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, included in BHGE LLC’s Annual Report on Form 10-K for the year ended December 31, 2018 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, dated February 19, 2019, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2018 and 2017 consolidated and combined financial statements refers to a change in the Company’s method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers, discussed in Note 1 to the consolidated and combined financial statements.

The combined financial statements for the year ended December 31, 2016 included in BHGE LLC’s Annual Report on Form 10-K for the year ended December 31, 2018 have been incorporated by reference herein in reliance upon the report of KPMG S.p.A., independent registered public accounting firm, dated March 16, 2017, except as to Note 15, which is as of December 4, 2017 and Note 1, which is as of November 13, 2018, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 combined financial statements refers to a change in the Company’s method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers, discussed in Note 1 to the combined financial statements.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. This prospectus supplement incorporates by reference the documents listed below (File No. 001- 09397):

•	Annual Report on Form 10-K for the year ended December 31, 2018 filed by the Company with the SEC on February 19, 2019;

•

Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019 filed by the Company with the SEC on April 30, 2019, for the quarter ended June  30, 2019 filed by the Company with the SEC on August 1, 2019 and for the quarter ended September 30, 2019 filed by the Company with the SEC on October 30, 2019;

•	Current Reports on Form 8-K filed by the Company with the SEC on February 5, 2019, February 28, 2019, June 28, 2019, September 10, 2019, September 16, 2019 and September 17, 2019; and

•

All other documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein contain descriptions and summaries of certain documents that we have filed with the SEC. These descriptions and summaries do not purport to be complete and are qualified in their entirety by reference to such documents. Copies of such documents can be obtained by following the procedures described below.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed information that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement so modified or superseded will be deemed not to, except as so modified or superseded, constitute a part of this prospectus supplement and the accompanying prospectus.

You can obtain any of the filings incorporated by reference into this prospectus supplement and the accompanying prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement or the accompanying prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus. You should direct requests for those documents to:

Baker Hughes, a GE company, LLC

Attention: Corporate Secretary

17021 Aldine Westfield Road

Houston, Texas 77073

(713) 439-8600

PROSPECTUS

$3,000,000,000

Baker Hughes, a GE company, LLC

Baker Hughes Co-Obligor, Inc.

DEBT SECURITIES

Baker Hughes, a GE company, LLC (“BHGE LLC”) may offer from time to time its debt securities and Baker Hughes Co-Obligor, Inc. (“Co-Obligor”) may act as co-issuer of the debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Investing in our securities involves risks. See the section entitled “Risk Factors” on page 2 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Baker Hughes, a GE company, LLC and Baker Hughes Co-Obligor, Inc. have filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, BHGE LLC and Co-Obligor may, over time, offer and sell, in one or more offerings, any combination of the debt securities described in this prospectus in one or more series. Each of BHGE LLC and Co-Obligor is referred to as a “registrant,” and collectively as “registrants,” in this prospectus. This prospectus provides you with a general description of the securities that BHGE LLC and Co-Obligor may offer. Each time BHGE LLC and Co-Obligor offer securities, they will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. BHGE LLC and Co-Obligor have not authorized anyone else to provide you with different information. BHGE LLC and Co-Obligor are not making an offer to sell in any jurisdiction in which the offer is not permitted. You should not assume that the information in the prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “BHGE LLC” and to the “company,” “we,” “us” or “our” are to Baker Hughes, a GE company, LLC and its subsidiaries, including Co-Obligor.

WHERE YOU CAN FIND MORE INFORMATION

Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering.

We file annual, quarterly and current reports and other information with the SEC (File No. 001-09397). Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and at our website at www.bhge.com. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of

i

the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Website materials are not part of this prospectus.

This prospectus “incorporates by reference” certain information that BHGE LLC files with the SEC, which means that BHGE LLC can disclose important information to you by referring you to other documents.

The information incorporated by reference is an important part of this prospectus, and information that BHGE LLC files later with the SEC prior to closing this offering will automatically update and supersede this information. BHGE LLC incorporates by reference the following documents and all documents that BHGE LLC subsequently files with the SEC prior to closing this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case and except as specifically set forth below, information “furnished” rather than “filed”):

•	Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”) filed by Baker Hughes Incorporated’s (“BHI”) with the SEC on February 8, 2017;

•	the risk factors in the “Risk Factors” section of the definitive proxy statement/prospectus (“Proxy Statement/Prospectus”) filed by BHI with the SEC on May 30, 2017;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed by BHI with the SEC on April 28, 2017;

•	Current Reports on Form 8-K and Form 8-K/A, filed by BHI with the SEC on March 31, 2017, May 2, 2017, June 7, 2017, June 15, 2017, June 22, 2017 and June 30, 2017;

•

Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2017 (the “Q2 2017 Quarterly Report”) filed by BHGE LLC with the SEC on July 28, 2017 and the quarterly period ended September 30, 2017 (the “Q3 2017 Quarterly Report”) filed by BHGE LLC with the SEC on October 31, 2017; and

•

Current Reports on Form 8-K and Form 8-K/A, filed by BHGE LLC with the SEC on July  3, 2017 (two filings), August 4, 2017, September  19, 2017, October 2, 2017, November  7, 2017 and December 4, 2017, and December 12, 2017.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute part of this prospectus.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Baker Hughes, a GE company, LLC

Attention: Corporate Secretary

17021 Aldine Westfield Road

Houston, Texas 77073

(713) 439-8600

ii

THE COMBINATION OF BAKER HUGHES INCORPORATED AND GE OIL & GAS AND

OUR RELATIONSHIP WITH BAKER HUGHES, A GE COMPANY

Baker Hughes, a GE company, LLC, a Delaware limited liability company (“we,” “us,” “our,” the “Company” and “BHGE LLC”), is the successor to Baker Hughes Incorporated, a Delaware corporation (“BHI”). Baker Hughes Co-Obligor, Inc., a Delaware corporation, is a wholly owned subsidiary of BHGE LLC.

On July 3, 2017, we closed our previously announced business combination (the “Transactions”) to combine the oil and gas business (“GE O&G”) of General Electric Company (“GE”) and BHI. In connection with the Transactions, we entered into and are governed by an Amended and Restated Limited Liability Company Agreement, dated as of July 3, 2017 (the “BHGE LLC Agreement”). Under the BHGE LLC Agreement, EHHC NewCo, LLC (“EHHC”), a wholly owned subsidiary of Baker Hughes, a GE company (“BHGE”), is our sole managing member and BHGE is the sole managing member of EHHC. As our managing member, EHHC conducts, directs and exercises full control over all our activities, including our day-to-day business affairs and decision-making, without the approval of any other member. As such, EHHC is responsible for all our operational and administrative decisions and the day-to-day management of our business. GE owns approximately 62.5% of our common units and BHGE owns approximately 37.5% of our common units indirectly through two wholly owned subsidiaries.

The Transactions were treated as a “reverse acquisition” for accounting purposes and, as such, the historical financial statements of the accounting acquirer, GE O&G, are the historical financial statements of the Company. The Company’s financial statements have been prepared on a consolidated basis, effective July 3, 2017. For all periods prior to July 3, 2017, the Company’s financial statements were prepared on a combined basis. The combined financial statements combine certain accounts of GE and its subsidiaries that were historically managed as part of its Oil & Gas business.

We and BHGE are two separate entities, and BHGE will not guarantee the debt securities offered hereby or otherwise have any obligations with respect to the debt securities offered hereby or the indenture governing them. Similarly, GE will not guarantee the debt securities offered hereby or otherwise have any obligations with respect to the debt securities offered hereby or the indenture governing them.

FORWARD-LOOKING STATEMENTS

We have made in this prospectus and in the documents incorporated herein by reference, and may from time to time otherwise make in other public filings, press releases and discussions with our management, “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than historical facts, including statements regarding the presentation of our operations in future reports and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, the risk factors identified in the “Risk Factors” section of the Annual Report, Proxy Statement/Prospectus, the Q2 2017 Quarterly Report, the Q3 2017 Quarterly Report and those set forth from time-to-time in other filings by BHGE LLC with the SEC. These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov.

iii

BAKER HUGHES, A GE COMPANY, LLC

We are a fullstream oilfield technology provider that has a unique mix of integrated oilfield products, services and digital solutions. We conduct business in more than 120 countries. We operate through our four business segments: Oilfield Services, Oilfield Equipment, Turbomachinery & Processing Solutions, and Digital Solutions.

•

Oilfield Services: Oilfield Services provides equipment and services ranging from well evaluation to decommissioning. Products and services include diamond and tri-cone drill bits, drilling services (including directional drilling technology, measurement while drilling & logging while drilling), downhole completion tools and systems, wellbore intervention tools and services, wireline services, drilling and completions fluids, oilfield and industrial chemicals, pressure pumping, and artificial lift technologies (including electrical submersible pumps).

•

Oilfield Equipment: Oilfield Equipment provides a broad portfolio of products and services required to facilitate the safe and reliable flow of hydrocarbons from the subsea wellhead to the surface. Products and services include pressure control equipment and services, subsea production systems and services, drilling equipment, and flexible pipeline systems. Oilfield Equipment operation designs and manufactures onshore and offshore drilling and production systems and equipment for floating production platforms and provides a full range of services related to onshore and offshore drilling activities.

•

Turbomachinery & Process Solutions: Turbomachinery & Process Solutions provides equipment and related services for mechanical-drive, compression and power-generation applications across the oil and gas industry as well as products and services to serve the downstream segments of the industry including refining, petrochemical, distributed gas, flow and process control and other industrial applications. The Turbomachinery & Process Solutions portfolio includes drivers (aeroderivative gas turbines, heavy-duty gas turbines and synchronous and induction electric motors), compressors (centrifugal and axial, direct drive high speed, integrated, subsea compressors, turbo expanders and reciprocating), turn-key solutions (industrial modules and waste heat recovery), pumps, valves, and compressed natural gas and small-scale liquefied natural gas solutions used primarily for shale oil and gas field development.

•

Digital Solutions: Digital Solutions provides equipment and services for a wide range of industries, including oil & gas, power generation, aerospace, metals, and transportation. The offerings include sensor-based measurement, nondestructive testing and inspection, turbine, generator and plant controls and condition monitoring, as well as pipeline integrity solutions.

For a further description of our business, properties and operations, you should read the Q3 2017 Quarterly Report, the Annual Report, and Exhibit 99.1 to our Current Report on Form 8-K dated December 4, 2017, which are each incorporated by reference into this prospectus.

Our principal executive offices are located at 17021 Aldine Westfield Road, Houston, Texas 77073, and our telephone number is (713) 439-8600. We maintain a website on the Internet at http://www.bhge.com. Unless specifically incorporated by reference in this prospectus, information that you may find on our website is not part of this prospectus.

BAKER HUGHES CO-OBLIGOR, INC.

Baker Hughes Co-Obligor, Inc. is a 100% owned finance subsidiary of BHGE LLC. Co-Obligor was incorporated under the laws of the State of Delaware for the sole purpose of serving as a co-obligor of debt securities and has no assets or operations other than those related to its sole purpose.

Baker Hughes Co-Obligor, Inc. has its principal executive offices at 17021 Aldine Westfield Road, Houston, Texas 77073, and its telephone number is (713) 439-8600.

RISK FACTORS

You should carefully consider the risk factors in the “Risk Factors” section beginning on page 44 of the Proxy Statement/Prospectus and the risk factors in the “Risk Factors” section of the Annual Report, the Q2 2017 Quarterly Report, the Q3 2017 Quarterly Report and those set forth from time-to-time in other filings by BHGE LLC with the SEC before investing in our securities. You should also consider similar information contained in any other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described therein speculative or risky.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	acquisitions;

•	working capital;

•	capital expenditures;

•	repurchases of our common units; and

•	repayment of debt.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the periods indicated.

	Pro Forma Nine Months Ended September 30,		Pro Forma Year Ended December 31,		Nine Months Ended September 30,	Year Ended December 31,
	2017		2016		2017	2016	2015	2014
Ratio of earnings to fixed charges(1)(2)	1.7	(3)	**	(3)	*	4.5	*	10.0

*	Earnings for the nine months ended September 30, 2017 and the year ended December 31, 2015 were inadequate to cover fixed charges by $24 million and $158 million, respectively.
**	Pro forma earnings for the year ended December 31, 2016 were inadequate to cover pro forma fixed charges by $1,476 million.
(1)

We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income before taxes and adjustments for noncontrolling interests and income or loss from equity investees, adjusted for fixed charges, capitalized interest and amortization of capitalized interest. Fixed charges consist of interest expense, capitalized interest and one-third of annual rental expense, which has been deemed to represent the interest factor.

(2)

The ratio of earnings to fixed charges for the years ended December 31, 2016, 2015 and 2014 are for GE O&G, the accounting acquirer in the Transactions. The ratios for these periods do not include BHI in the calculation and, accordingly, are not reflective of the combined business following the Transactions. The ratio of earnings to fixed charges for the nine months ended September 30, 2017 is for BHGE LLC and only reflects the combined business following the Transactions for the period from July 3, 2017 through September 30, 2017.

(3)

The pro forma ratios of earnings to fixed charges for the nine months ended September 30, 2017 and the year ended December 31, 2016 are computed based on pro forma earnings and pro forma fixed charges derived from the unaudited pro forma condensed combined statements of income (loss) included in Exhibit 99.4 to BHGE LLC’s Current Report on Form 8-K filed on December 4, 2017, which is incorporated by reference herein, and have been further adjusted to give effect to (i) the issuance by BHGE LLC and Co-Obligor on December 11, 2017 of $3,950,000,000 aggregate principal amount of their senior notes (the “Notes”), consisting of $1,250,000,000 aggregate principal amount of 2.773% senior notes due 2022, $1,350,000,000 aggregate principal amount of 3.337% senior notes due 2027 and $1,350,000,000 aggregate principal amount of 4.080% senior notes due 2047 and (ii) the application of a portion of the net proceeds from the offering of Notes is used to refinance certain existing indebtedness, assuming that (A) 100% of the outstanding principal amount of BHGE LLC’s or its subsidiaries’ 6.00% notes due June 2018 and 7.50% notes due November 2018 are purchased in the cash tender offers commenced by BHGE LLC on December 4, 2017 or subsequently redeemed; and (B) 30% of the outstanding principal amount of BHGE LLC’s or its subsidiaries’ 8.55% debentures due June 2024 and 6.875% notes due January 2029 are purchased in the cash tender offers commenced by BHGE LLC on December 4, 2017.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under the Indenture, dated as of October 28, 2008 (the “indenture”), between BHGE LLC (as successor to BHI) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of July 3, 2017, among BHGE LLC, the Co-Obligor and the trustee. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities, including whether the Co-Obligor will be a co-issuer of the debt securities. For purposes of this “Description of Debt Securities,” references to “we,” “us” and “our” refer to Baker Hughes, a GE company, LLC and, if Co-Obligor is co-issuer as to any series of debt securities, Baker Hughes Co-Obligor, Inc.

General

The debt securities will not be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The debt securities will rank equally in right of payment with all of our existing and future senior indebtedness.

The indenture does not limit our ability to incur additional indebtedness.

The indenture and its associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed the indenture with the SEC as an exhibit to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copy of the indenture.

This section and your prospectus supplement summarize all the material terms of the indenture and your debt security. They do not, however, describe every aspect of the indenture and your debt security. For example, in this section and your prospectus supplement we use terms that have been given special meaning in the indenture, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security.

Indenture

The debt securities are governed by a document called an indenture. The indenture is a contract between us and the trustee.

The trustee under the indenture has two main roles:

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First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “—Default, Remedies and Waiver of Default.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

Series of Debt Securities

We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes terms of the securities that apply generally to all series. The provisions of the indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under the indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of your series in the prospectus supplement for that series. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to a series of debt securities, we mean a series issued under the indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

The indenture does not limit the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities at any time without your consent and without notifying you.

The indenture and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, unless otherwise specified below or in your prospectus supplement, we are not subject to financial or similar restrictions by the terms of the debt securities.

Principal Amount, Stated Maturity and Maturity

The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

•	the title of the series of your debt security;

•	whether the Co-Obligor is a co-issuer of your series of debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

•	if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

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if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

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if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, interest payment dates, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

•	if your debt security is also an original issue discount debt security, the yield to maturity;

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if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $1,000 and multiples of $1,000;

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the depositary for your debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

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if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	the names and duties of any co-trustees, depositaries, paying agents, transfer agents or registrars for your debt security, as applicable; and

•	any other terms of your debt security, which could be different from those described in this prospectus.

Governing Law

The indenture is, and the debt securities will be, governed by New York law.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

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DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 60 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indenture. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of

DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture to merge or consolidate with another corporation or other entity. We are also permitted under the indenture to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

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If the successor entity in the transaction is not BHGE LLC, the successor entity must be organized as a corporation, limited liability company, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia.

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Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of BHGE LLC but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series (“legal defeasance”); or

•	we will be discharged from any covenants we make in the indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

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all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Events of Default

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

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we do not deposit a sinking fund payment with regard to any debt security of that series within 60 days after the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

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we remain in breach of our covenants regarding mergers or sales of substantially all of our assets or any other covenant we make in the indenture for the benefit of the relevant series, for 90 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to us occurs; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

Remedies if an Event of Default Occurs

If an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to us, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. If the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

Indentures governing our outstanding public debt contain so-called “cross-acceleration” events of default, and the absence of such an event of default in the indenture could disadvantage holders of the debt securities by preventing the trustee from pursuing remedies under the indenture at a time when our other creditors may be exercising remedies under these other indentures.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

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the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

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the holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

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during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity (or, if your debt security is redeemable, on or after its redemption date).

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

Annual Information about Defaults to the Trustee

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default under the indenture.

Modifications and Waivers

There are three types of changes we can make to the indenture and the debt securities.

First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change, including, among others:

•	changing the stated maturity for any principal or interest payment on a debt security;

•	reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

•	permitting redemption of a debt security if not previously permitted;

•	impairing any right a holder may have to require repurchase of its debt security;

•	impairing any right that a holder of a convertible debt security may have to convert the debt security;

•	changing the currency of any payment on a debt security;

•	changing the place of payment on a debt security;

•	impairing a holder’s right to sue for payment of any amount due on its debt security;

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reducing the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, the approval of whose holders is needed to change the indenture or those debt securities or waive our compliance with the indenture or to waive defaults; and

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changing the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

The second type of change does not require any approval by holders of the debt securities of an affected series. These changes are limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only the debt securities of a particular series, it must be approved by the holders of a majority in principal amount of the debt securities of that series.

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If the change affects the debt securities of more than one series of debt securities, it must be approved by the holders of a majority in principal amount of all series affected by the change, with the debt securities of all the affected series voting together as one class for this purpose (and of any affected series that by its terms is entitled to vote separately as a series, as described below).

•	If the terms of a series entitle the holders of debt securities of such series to vote as a separate class on any change, it must be approved as required under those terms.

The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging or selling substantially all of our assets, which we describe above under “—Mergers and Similar Transactions.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above, unless that holder approves the waiver.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or any debt securities or request a waiver.

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding.

In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day the debt securities to be redeemed are selected for redemption and ending on the day of such selection, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for your debt security will describe any material relationships we may have with the trustee.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers or (c) through agents. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents and the amount of securities underwritten or purchased by each of them;

•	the purchase price of the securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us from the sale of securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	the names of the securities exchanges, if any, on which the securities are listed.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public from time to time in one or more transactions at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Shearman & Sterling LLP, our outside counsel. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule II incorporated in this prospectus by reference from BHI’s Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of BHI’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated February 7, 2017, which are incorporated herein by reference.

The combined financial statements of GE O&G for each of the three years ended December 31, 2016, 2015 and 2014 incorporated in this prospectus by reference from our Current Report on Form 8-K filed on December 4, 2017 have been audited by KPMG S.p.A., an independent registered public accounting firm, as stated in their report dated March 16, 2017, except as to Note 21 which is as of December 4, 2017, which is incorporated herein by reference.

$

Baker Hughes, a GE company, LLC

Baker Hughes Co-Obligor, Inc.

    % Senior Notes due 2029

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities	Morgan Stanley